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                                                                    EXHIBIT 99.6

                                    BUSINESS

GENERAL

     We are a Delaware corporation incorporated in 1945. In January 2001, we became an indirect wholly owned subsidiary of El Paso through the merger of an El Paso subsidiary with El Paso CGP Company (formerly Coastal). We are involved in the transportation, storage and gathering of natural gas. Our two interconnected, large-diameter multiple pipeline systems transport natural gas from natural gas producing fields in Louisiana, Oklahoma, Texas and the Gulf of Mexico to markets in the midwestern and northeastern regions of the U.S., including the metropolitan areas of Chicago, Detroit and Milwaukee.

     Our system consists of approximately 10,600 miles of pipeline with a design capacity of approximately 6,394 MMcf/d. During 2001, 2000 and 1999, our average throughput was 3,776 BBtu/d, 3,807 BBtu/d and 3,515 BBtu/d, respectively. As of September 30, 2002, we owned or contracted for approximately 207 Bcf of underground working gas storage capacity which included the contracted rights for 81 Bcf of working gas storage capacity, of which 46 Bcf was provided by Blue Lake Gas Storage Company and 35 Bcf was provided by ANR Storage Company, both of which are our affiliates. The maximum daily delivery capacity of our underground working gas storage is 3 Bcf.

     Under our tariff, which is governed by the FERC, shippers pay us on the basis of stated rates for Transportation Services which are at times discounted from the FERC-approved tariff rate to be competitive. Approximately 93% of our revenue is attributable to a capacity reservation or a demand charge paid by firm transportation and storage customers. These firm shippers are obligated to pay a monthly demand charge, regardless of the amount of natural gas they transport or store, for the term of their contracts. The remaining 7% of our Transportation Services revenue is attributable to charges based on the volumes of gas actually transported or stored on our pipeline system. As of September 30, 2002, our pipeline capacity was contractually committed to more than 100 firm shippers through dates ranging from one month to 22 years. Contracted capacity (including shorthauls and backhauls) ranges from 5.2 Bcf/day as of September 1, 2002, to 4.2 Bcf/day as of November 1, 2005, while the weighted average contract life of our capacity was approximately four years as of September 30, 2002. We do not own most of the natural gas that we transport or store and accordingly do not assume natural gas commodity price risk related to such gas.

     Our pipeline system connects with multiple pipelines that provide our shippers with access to diverse sources of supply and various natural gas markets served by these pipelines. Our pipeline system interconnects in our market area with a number of other pipelines including Alliance Pipeline L.P., Vector Pipeline L.P., Guardian Pipeline LLC, Viking Gas Transmission Company, Midwestern Gas Transmission, Natural Gas Pipeline Company of America, Northern Border Pipeline Company, Great Lakes Gas Transmission Limited Partnership and Northern Natural Gas Company. We serve shippers with diverse operating profiles, including LDCs, producers, marketers, interstate pipelines and end users.

MARKETS AND COMPETITION

     In our principal market areas of Wisconsin, Michigan, Illinois, Ohio and Indiana, we compete with other interstate and intrastate pipeline companies and LDCs in the transportation and storage of natural gas. In the northeastern markets of the U.S., we compete with other interstate pipelines serving electric generation and LDCs.

     Our ability to extend existing contracts or re-market expiring capacity with our customers is based on a variety of factors, including competitive alternatives, the regulatory environment at the local, state and federal levels and market supply and demand factors at the relevant extension or expiration dates. We make every attempt to re-negotiate contract terms at fully-subscribed quantities and at maximum rates allowed under our tariffs, although we often discount our rates to remain competitive.
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REGULATORY ENVIRONMENT

     Our interstate natural gas transmission system and storage operations are regulated by the FERC under the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978. ANR Pipeline operates under a FERC tariff that establishes rates, terms and conditions for services to its customers. Generally, the FERC's authority extends to:

     - natural gas transportation and storage rates and charges;

     - certification and construction of new facilities;

     - extension or abandonment of services and facilities;

     - maintenance of accounts and records;

     - relationships between pipeline and marketing affiliates;

     - depreciation and amortization policies;

     - acquisition and disposition of facilities; and

     - initiation and discontinuation of services.

     We have a tariff established through filings with the FERC that has a variety of terms and conditions which affects our operations and our ability to recover fees for the services we provide. Generally, changes to these fees or terms of services are subject to approval by the FERC.

     Our interstate pipeline system is also subject to the Natural Gas Pipeline Safety Act of 1968, which establishes pipeline safety requirements, the National Environmental Policy Act and other environmental legislation. Our system has a continuing program of inspection designed to keep it in compliance with pollution control and pipeline safety requirements. We believe that our system is in compliance with the applicable requirements.

     We are also subject to regulation over the safety requirements in the design, construction, operation and maintenance of our interstate natural gas transmission system and storage facility by the U.S. Department of Transportation. Operations on U.S. government land are regulated by the U.S. Department of the Interior.

     For a discussion of significant rate and regulatory matters, see the Notes to Our Consolidated Financial Statements, Note 8 on page F-13.